Exhibit 10.8(b)

Date:	October 11, 2012

To:	Stan Haas

From:	Paul Dumas

CC:	Karen Grafje

Re:	International Assignment

CONFIDENTIAL

The following outlines your compensation package coinciding with your position with VWR International in Shanghai, China.

Effective Date:	January 1, 2013

Position:	SVP & President, Asia Pacific

Salary:	Effective January 1, 2013, your base salary will be $330,000 per year, payable in installments on VWR’s regular payroll dates in the U.S. You will continue to be eligible for an annual salary review as applicable per VWR’s normal process.

Annual Bonus:	You will continue to be eligible to participate in VWR’s Management Incentive Plan (“MIP”) with a target bonus potential of 75% of eligible earnings. The metrics for this plan will be communicated in the first quarter of 2013.

Length of Assignment:	We expect the term of your assignment to be for 24 months with the option to extend if mutually agreed to.

Housing/Utility Allowance:

The host housing/utilities allowance is designed to provide an amount necessary to obtain rental housing in the Host Country. You are responsible for your home country housing situation (rent it, sell it, leave it empty, etc.). The housing allowance is set based on salary level, family size and the local real estate market. VWR will bear the cost of your host housing expense up to an established limit. This cap has been set at 79,000 RMB (based upon the current exchange rate, approximately 12,600 USD) per month. It is understood that if you exceed this limit, the excess becomes your responsibility. VWR agrees to begin payment of the housing lease agreement, effective December 1, 2012

Our intent is to execute the lease on your behalf and make your housing payments directly to your landlord for the duration of your assignment.

Should VWR terminate your assignment prior to the end of your lease, VWR will be responsible for any cancellation fees.

Automobile:	The company will provide you with a car and driver while in country.

Goods & Services Differential:	You are eligible to receive a goods and services differential to account for the difference in the cost of living between the US and China. This differential is based on your income level and family size and is paid monthly. This amount will be determined at the end of December and then will be reviewed twice annually and may be adjusted up or down based on changes in the exchange rates and inflation.

Relocation Expense:

VWR will handle the shipment of one 20 foot container for your personal household goods and support your transition from your home country to your host country location. VWR will handle the shipment of one 40 foot container for your personal household goods and support your transition from your host country location back to your home country, at the conclusion of your assignment.

In addition to the direct moving expenses, you are eligible for a one time a settling-in allowance to cover incidental expenses. This gross amount is equal to $20,000 USD.

Benefits:	You will remain on VWR’s US payroll and will be provided Social Security contributions under the same terms and conditions as any other employee working in the US. VWR will provide you with Global Benefits coverage through Aetna while on assignment. Details of this program will be provided to you separately.

Tuition:	For the duration of your assignment, VWR will pay the direct costs for formal schooling for your children.

Cultural Training:	VWR will offer you and your spouse Cultural Awareness Training as part of the Asian Welcome program.

Home Leave:	VWR will provide business class airfare for you and your family for travel between Shanghai and the United States, twice annually for home leave travel. The maximum reimbursement for home travel is $78,000 USD per year.

Taxes:	We will equalize taxes for you so that you do not gain or lose with respect to your tax situation and engage our accounting firm to prepare your taxes, which includes preparation of both US and China tax returns for the year in which you repatriate to the U.S. Our accounting firm will advise on issues related to the transfer.

End of Assignment:	VWR will relocate you back to the US under the terms of the VWR Relocation Policy, barring any gross misconduct on your part. As part of the repatriation process, VWR will consider and make available to you any and all potential opportunities for you to continue with VWR. Should VWR not have a comparable position at the time of your repatriation, the company will provide you with severance, according to the terms of your agreement in effect at the time of your repatriation.

The terms of this offer are considered confidential and should only be shared with your family and financial planner/tax advisor. As with any compensation arrangement, the information contained herein is not to be disclosed.

Stan, we believe that this will be a mutually beneficial assignment for you and VWR. We are excited with the prospect of you leveraging your skills and experiences in this new role and we are pleased to extend this offer to you.

Sincerely,

/s/ Stanley L. Haas	October 12, 2012
Signed and agreed to:	Date: